Exhibit 99.1

Press release

RBC Bearings Incorporated Announces Fiscal 2006 First Quarter Results

Oxford, CT – September 15, 2005 – RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly-engineered precision plain, roller and ball bearings for the industrial, defense and aerospace industries, today reported results for the first quarter ended July 2, 2005.

First Quarter Highlights

•                  17.4% growth in revenue year-over-year to $66.0 million

•                  26.1% growth in gross margin to $19.3 million

•                  37.1% growth in adjusted operating income to $10.6 million

•                  Net income of $3.3 million compared to a net loss of $3.8 million in the year ago period

“We are very pleased to report strong performance in our first earnings report since completing our initial public offering in August,” stated Dr. Michael J. Hartnett, Chairman, President, and Chief Executive Officer. “Our Company delivered excellent financial results, with strength across all sectors, especially aerospace and defense, propelling us to double digit revenue and earnings growth.”

First Quarter Results

Net sales for the first quarter of fiscal 2006 were $66.0 million, an increase of 17.4% from $56.2 million in the first quarter of fiscal 2005. Gross profit for the fiscal first quarter rose 26.1% to $19.3 million compared to $15.3 million for the comparable period last year. Gross margin as a percentage of net sales improved to 29.2% in the first quarter of fiscal 2006, compared to 27.2% for the same period last year.

Operating income excluding non-recurring management fees, stock option compensation expense and non-cash disposal of fixed assets, increased 37.1% to $10.6 million for the first quarter of fiscal 2006 compared to $7.7 million for the comparable period last year.  Adjusted operating income, as a percentage of net sales, was 16.0% for the first quarter of fiscal 2006 compared to 13.8% for the same period last year.

For the first quarter of fiscal year 2006, the Company reported net income of $3.3 million, compared to a net loss of $3.8 million in the same period last year.

Segment Results

Our Plain Bearing segment achieved net sales of $26.4 million for the first quarter fiscal 2006, an increase of $4.9 million, compared to $21.5 million for the same period last year.  Our Roller Bearing segment achieved net sales of $24.4 million for the first quarter of fiscal 2006, an increase of $2.4 million, compared to $22.0 million for the same period last year.  Our Ball Bearing segment achieved net sales of $10.6 million, an increase of $1.5 million, compared to $9.1 million for the same period last year.  Our Other segment achieved net sales of $4.5 million for the first quarter fiscal 2006, an increase of $0.9 million, compared to $3.6 million for the same period last year.

Initial Public Offering

In August 2005, RBC Bearings completed its initial public offering of approximately 10.5 million shares, including the exercise by the underwriters of the over-allotment option, at a price of $14.50 per share, raising approximately $102.0 million in primary proceeds.  In addition, we amended our credit agreement to reduce the interest rates on our term loan and revolving credit facility by 100 basis points and to increase the size of our term loan by $40.0 million.  Proceeds from these two transactions were used to reduce debt and redeem preferred stock.  After giving effect to the IPO, we had approximately 16.5 million shares of common stock outstanding and 2.8 million options as of August 15, 2005.

Acquisition of Southwest Products Company

On September 2, 2005, RBC Bearings acquired the assets of Southwest Products Company in Irwindale, California for approximately $2.2 million.  The new business unit, to be named RBC Southwest Products, Inc., manufactures a line of spherical bearings, journal bearings and push-pull controls for military weapon systems and military and commercial aerospace applications.  The company generated revenues of approximately $5.4 million in its most recent calendar year.  We anticipate that the acquisition will be accretive to our earnings in fiscal 2006.

“The purchase of Southwest Products Company further solidifies RBC’s position as a premier supplier of specialty and standard bearings for commercial and military airframe and aerospace subsystem manufacturers,” said Dr. Hartnett.

Outlook

“2006 is shaping up to be a very good year for RBC Bearings. Trends in our diverse end markets remain promising, customer relationships continue to expand and our people are more energized than ever after the initial public offering,” concluded Dr. Hartnett.

Based on current market conditions, the Company expects financial performance in its second fiscal quarter of 2006 to be as follows:

•                  Net sales in the range of $62.0 - $65.0 million

•                  Operating income in the range of $10.0 - $10.4 million after adding back $5.2 million of one-time compensation expense, $0.1 million of stock option compensation expense, and $0.1 million of non-recurring management fees

Live Webcast

RBC Bearings Incorporated will host a webcast at 10:30 a.m. ET today to discuss the quarterly results.  To access the webcast, go to the investor relations portion of the Company’s web site, www.rbcbearings.com, and click on the webcast icon.  If you do not have access to the Internet and wish to listen to the call, dial 800-599-9795 (international callers dial 617-786-2905) and enter conference call ID # 89308291.  An audio replay of the call will be available beginning at 12:30 p.m. ET on Thursday September 15, until 11:59 p.m. ET on Thursday, September 22. The replay can be accessed by dialing 888-286-8010 and entering conference call ID # 92559070.

Non-GAAP Financial Measures

In addition to disclosing results of operations that are determined in accordance with generally accepted accounting principles (“GAAP”), this press release also discloses non-GAAP results of operations that exclude certain charges.  These non-GAAP measures adjust for charges that are unusual. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations, as these non-GAAP measures allow investors to better evaluate ongoing business performance.  Investors should consider non-GAAP measures in addition to, not as a substitute for, financial measures prepared in accordance with GAAP.  A reconciliation of the non-GAAP measures disclosed in the press release with the most comparable GAAP measures is included in the financial table attached to this press release.

About RBC Bearings

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components.  Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products requiring sophisticated design, testing, and manufacturing capabilities for the diversified industrial, aerospace and defense markets.  Headquartered in Oxford, Connecticut, RBC Bearings currently employs approximately 1,700 people in 18 facilities located throughout North America and Europe.

Safe Harbor for Forward Looking Statements

Certain statements in this press release contain “forward-looking statements.”  All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any projections of earnings; revenue or other financial items, any statement of the plans, strategies and objectives of management for future operations; any statements concerning proposed future growth rates in the markets we serve; any statements of belief; characterization of and the Company’s ability to control contingent liabilities; anticipated trends in the Company’s businesses; and any statements of assumptions underlying any of the foregoing.  Forward-looking statements may include the words “may”, “estimate”, “intend”, “continue”, “believe”, “expect”, “anticipate” and other similar words.  Although the Company believes that the expectations reflected in any forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements.  Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties beyond the control of the Company.  These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, geopolitical factors, future levels of general industrial manufacturing activity, future financial performance, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, the outcome of pending or future litigation and governmental proceedings and approvals, estimated legal costs, increases in interest rates, the Company’s ability to meet its debt obligations, and risks and uncertainties listed or disclosed in the Company’s reports filed with the Securities and Exchange Commission, including, without limitation, the risks identified under the heading “Risk Factors” set forth in the Company’s Registration Statement on Form S-1 initially filed on May 11, 2005, as amended.  The Company does not intend, and undertakes no obligation, to update or alter any forward-looking statement.

Contacts

RBC Bearings

Daniel A. Bergeron

203-267-5028

dbergeron@rbcbearings.com

Ashton Partners

Lauren Murphy

800.281.1163

investors@rbcbearings.com

RBC Bearings Incorporated

Consolidated Statements of Operations

(dollars in thousands, except share and per share data)

	Three Months Ended
	July 2,	July 3,
	2005	2004

Net sales	$66,001	$56,195
Cost of sales	46,725	40,902
Gross margin	19,276	15,293

Operating expenses:
Selling, general and administrative	8,494	7,614
Other, net	384	1,763
Total operating expenses	8,878	9,377

Operating income	10,398	5,916

Interest expense, net	5,129	5,079
Loss on early extinguishment of debt	—	6,944
Other non-operating expense	—	1
Income (loss) before income taxes	5,269	(6,108)
Provision for (benefit from) income taxes	1,924	(2,286)
Net income (loss)	3,345	(3,822)

Preferred stock dividends	(599)	(553)
Participation rights of preferred stock in undistributed earnings	(630)	—
Net income (loss) available to common stockholders	$2,116	$(4,375)

Net income (loss) per common share:
Basic:
Class A common stock	$0.34	$(0.71)
Class B common stock	$0.34	$(0.71)
Diluted:
Class A common stock	$0.22	$(0.71)
Class B common stock	$0.00	$(0.71)

Weighted average common shares:
Basic:
Class A common stock	6,202,517	6,188,653
Class B common stock	250	250
Diluted:
Class A common stock	9,694,653	6,188,653
Class B common stock	1,302,005	250

Reconciliation of Reported Operating Income to

Adjusted Operating Income:

	Three Months Ended
	July 2,	July 3,
	2005	2004

Reported operating income	$10,398	$5,916
Compensation expense, employee stock options	82	81
Management service fees, Whitney LLP	113	113
Disposal of fixed assets	—	1,618
Adjusted operating income	$10,593	$7,728

Selected Financial Data:

	Three Months Ended
	July 2,	July 3,
	2005	2004

Depreciation and amortization	$2,488	$2,458

Cash provided by operating activities	$5,197	$1,951

Capital expenditures	$2,630	$1,527

Total debt	$215,442	$220,079

Backlog	$136,400	$112,299